Exhibits 5.1 and 23.2

                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017


                                                        September 5, 2003


Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY  10036

Ladies and Gentlemen:

     We have acted as special counsel to Marsh & McLennan Companies, Inc., a Delaware Corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of up to $3,000,000,000 aggregate principal amount of (i) senior debt securities and subordinated debt securities (collectively, the "Debt Securities"), which may be issued pursuant to a senior debt indenture dated as of June 14, 1999 between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee (the "Senior Debt Trustee") (the "Senior Debt Indenture") and a subordinated debt indenture between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee (the "Subordinated Debt Trustee" and, together with the Senior Debt Trustee, the "Trustees") (the "Subordinated Indenture", and together with the Senior Indenture, the "Indentures"); (ii) shares of preferred stock, par value $1.00 per share (the "Preferred Stock") of the Company; and (iii) shares of common stock, par value $1.00 per share (the "Common Stock") of the Company.

     This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

     We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Marsh & McLennan Companies, Inc.   2                          September 5, 2003


     On the basis of the foregoing, we are of the opinion that:

     1. The Senior Debt Indenture has been duly authorized, executed and delivered by the Company.

     2. When the Subordinated Indenture and any supplemental indentures to the Indentures to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustees and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indentures; and such Debt Securities have been duly authorized, executed, authenticated, issued, delivered and paid for in accordance with the Indentures and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and equitable principles of general applicability.

     3. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued, delivered and paid for in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

     4. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued, delivered and paid for in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any

Marsh & McLennan Companies, Inc.   3                          September 5, 2003


provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                    Very truly yours,

                                                    /s/ Davis Polk & Wardwell